Exhibit 99.1
Michigan Consolidated Gas Company
Consolidated Financial Statements as of December 31, 2008 and 2007 and for each of the three years in the period ended
December 31, 2008 and Independent Auditors’ Report

Michigan Consolidated Gas Company

Management’s Narrative Analysis of Results of Operations
Certain items reflected in the accompanying consolidated financial statements have been eliminated at DTE Energy as a result of purchase accounting adjustments.
Factors impacting income: Michigan Consolidated Gas Company (MichCon) net income increased $9 million in 2008 and $19 million in 2007. The 2008 and 2007 increases were due primarily to higher gross margins.
Increase (Decrease) in Income Statement Components Compared to Prior Year

(in Millions)	2008	2007
Operating revenues	$273	$31
Cost of gas	212	12

Gross margin	61	19
Operation and maintenance	42	1
Depreciation and amortization	9	(2)
Taxes other than income	(8)	2
Asset gains, net	(23)	(3)
Other (income) and deductions	17	(9)
Income tax provision	15	11

Net income	$9	$19

Gross margin increased $61 million and $19 million in 2008 and 2007, respectively. The increase in 2008 reflects $49 million from the uncollectible tracking mechanism, $15 million related to the impacts of colder weather and $10 million favorable result of lower lost gas recognized and higher valued gas received as compensation for transportation of third party customer gas, $7 million of 2007 GCR disallowances, and $6 million of appliance repair revenue. The 2008 improvement was partially offset by $20 million of lower storage services revenue and $13 million from customer conservation and lower volumes. The increase in 2007 is primarily due to $21 million from the favorable effects of weather in 2007 and $28 million related to an increase in midstream services including storage and transportation, partially offset by a $26 million unfavorable impact in lost gas recognized and $7 million in GCR disallowances. Revenues include a component for the cost of gas sold that is recoverable through the GCR mechanism.

(in Millions)	2008	2007	2006
Operating Revenues
Gas sales	$1,789	$1,503	$1,509
End user transportation	143	140	135

	1,932	1,643	1,644
Intermediate transportation	72	70	64
Other	111	129	103

	$2,115	$1,842	$1,811

	2008	2007	2006
Gas Markets (Bcf)
Gas sales	146	145	135
End user transportation	122	132	136

	268	277	271
Intermediate transportation	437	399	372

	705	676	643

Operation and maintenance expense increased $42 million in 2008 and $1 million in 2007. The 2008 increase is primarily attributable to $56 million of higher uncollectible expenses, $8 million of outside services and $6 million of additional fleet and facility charges, partially offset by $14 million of lower corporate support expenses and $14 million of reduced pension and retiree health benefit costs. The increase in uncollectible expense is partially offset by increased revenues from the uncollectible tracking mechanism included in the gross margin discussion. The 2007 increase was attributed to $5 million in increased information systems implementation costs, partially offset by $4 million of lower uncollectible expense.
Asset gains, net gain increased $23 million in 2008 and $3 million in 2007. Both increases are primarily attributable to the sale of base gas.

Outlook — Higher gas prices and deteriorating economic conditions have resulted in continued pressure on receivables and working capital requirements that are partially mitigated by the MPSC’s GCR and uncollectible true-up mechanisms. We will continue to seek opportunities to improve productivity, minimize lost gas, remove waste and decrease our costs while improving customer satisfaction.
     The following variables, either individually or in combination, could impact our future results:
•	Access to capital markets and capital market conditions and the results of other financing efforts which can be affected by credit agency ratings;

•	Instability in capital markets which could impact availability of short and long-term financing or the potential for loss on cash equivalents and investments;

•	Economic conditions within Michigan and corresponding impacts on demand for gas and levels of lost or stolen gas;

•	Collectibility of accounts receivable;

•	Increases in future expense and contributions to pension and other postretirement plans due to declines in value resulting from market conditions;

•	The amount and timing of cost recovery allowed as a result of regulatory proceedings, related appeals or new legislation;

•	Our ability to reduce costs and maximize distribution system performance;

•	Variations in market prices of gas;

•	Weather;

•	Customer conservation;

•	Volatility in the short-term storage markets which impact third-party storage revenues;

•	Extent and timing of any base gas sales; and

•	Any potential new federal and state environmental, renewable energy and energy efficiency requirements.

INDEPENDENT AUDITORS’ REPORT
To the Board of Directors and Shareholder of
Michigan Consolidated Gas Company
We have audited the consolidated statements of financial position of Michigan Consolidated Gas Company and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, cash flows, and changes in shareholder’s equity and comprehensive income for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Michigan Consolidated Gas Company and subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.
As discussed in Note 5 to the consolidated financial statements, in connection with the required adoption of a new accounting standard, the Company changed its method of accounting for uncertainty in income taxes on January 1, 2007. As discussed in Notes 2 and 12 to the consolidated financial statements, in connection with the required adoption of new accounting standards, in 2006 the Company changed its method of accounting for share based payments and defined benefit pension and other postretirement plans, respectively.
/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
March 20, 2009

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in Millions)	2008	2007	2006
Operating Revenues	$2,115	$1,842	$1,811

Operating Expenses
Cost of gas	1,351	1,139	1,127
Operation and maintenance	464	422	421
Depreciation and amortization	102	93	95
Taxes other than income	47	55	53
Asset gains, net	(26)	(3)	—

	1,938	1,706	1,696

Operating Income	177	136	115

Other (Income) and Deductions
Interest expense	65	60	67
Interest income	(8)	(10)	(12)
Other income	(11)	(12)	(8)
Other expenses	13	4	4

	59	42	51

Income Before Income Taxes	118	94	64
Income Tax Provision	38	23	12

Net Income	$80	$71	$52

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions)	2008	2007
ASSETS
Current Assets
Cash and cash equivalents	$3	$6
Accounts receivable (less allowance for doubtful accounts of $137 and $86, respectively)
Customer	555	489
Affiliates	44	41
Other	7	1
Inventories
Gas	14	32
Material and supplies	19	20
Gas customer choice deferred asset	126	105
Other	58	32

	826	726

Investments	87	97

Property
Property, plant and equipment	3,766	3,589
Less accumulated depreciation	(1,649)	(1,593)

	2,117	1,996

Other Assets
Regulatory assets	774	272
Net investment in lease	75	76
Prepaid pension costs — affiliates	136	432
Other	20	9

	1,005	789

Total Assets	$4,035	$3,608

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions, Except Shares)	2008	2007
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$26	$33
Other	190	227
Dividends payable	—	13
Short-term borrowings
Affiliates	30	—
Other	492	454
Current portion of long-term debt	—	275
Accrued gas cost recovery refund	—	70
Other	73	77

	811	1,149

Long-Term Debt (net of current portion)	889	440

Other Liabilities
Deferred income taxes	290	195
Regulatory liabilities	609	585
Accrued pension liability — affiliates	13	7
Accrued postretirement liability — affiliates	348	268
Asset retirement obligations	112	109
Other	79	73

	1,451	1,237

Commitments and Contingencies (Notes 4 and 10)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	509	447
Retained earnings	377	336
Accumulated other comprehensive loss	(2)	(1)

	884	782

Total Liabilities and Shareholder’s Equity	$4,035	$3,608

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(in Millions)	2008	2007	2006
Operating Activities
Net income	$80	$71	$52
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	102	93	95
Deferred income taxes and investment tax credits, net	64	7	(35)
Asset gains, net	(26)	(3)	—
Changes in assets and liabilities:
Accounts receivable, net	(54)	(60)	166
Inventories	19	42	41
Accrued postretirement liability — affiliates	81	(79)	203
Accrued pension liability — affiliates	331	(67)	34
Recoverable pension and postretirement costs	(436)	143	(259)
Accrued gas cost recovery	(70)	(11)	120
Accounts payable	(25)	44	(43)
Federal income, property and other taxes payable	(17)	5	(10)
Other assets	(82)	(38)	(68)
Other liabilities	20	44	38

Net cash from (used for) operating activities	(13)	191	334

Investing Activities
Plant and equipment expenditures	(239)	(225)	(154)
Acquisitions, net of cash acquired	—	—	(3)
Proceeds from sale of assets	7	2	3
Other	3	1	1

Net cash used for investing activities	(229)	(222)	(153)

Financing Activities
Issuance of long-term debt	446	—	—
Redemption of long-term debt	(275)	(30)	(40)
Short-term borrowings, net	68	116	(97)
Capital contribution by parent company	50	—	—
Dividends on common stock	(50)	(50)	(50)

Net cash from (used for) financing activities	239	36	(187)

Net Increase (Decrease) in Cash and Cash Equivalents	(3)	5	(6)
Cash and Cash Equivalents at Beginning of Period	6	1	7

Cash and Cash Equivalents at End of Period	$3	$6	$1

Cash Paid (Received) for:
Interest (excluding interest capitalized)	$63	$63	$66
Income taxes	$(17)	$10	$49
Noncash investing and financing activities
Property, plant and equipment	$(1)	$(1)	$—
Short-term borrowings	$—	$(5)	$—
Common stock	$12	$—	$—
Accrued capital expenditures	$(19)	$5	$8
See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
AND COMPREHENSIVE INCOME

				Accumulated
				Other
(Dollars in Millions,	Common Stock		Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2005	10,300	$442	$313	$(1)	$754

Net income	—	—	52	—	52
Dividends declared on common stock	—	—	(50)	—	(50)

Balance, December 31, 2006	10,300	442	315	(1)	756

Net income	—	—	71	—	71
Capital contribution	—	5	—	—	5
Dividends declared on common stock	—	—	(50)	—	(50)

Balance, December 31, 2007	10,300	$447	$336	$(1)	$782

Net income	—	—	80	—	80
Implementation of SFAS No. 158 measurement date date provision, net of tax	—	—	(2)	—	(2)
Benefit obligations, net of tax	—	—	—	(1)	(1)
Capital contributions	—	62	—	—	62
Dividends declared on common stock	—	—	(37)	—	(37)

Balance, December 31, 2008	10,300	$509	$377	$(2)	$884

The following table displays comprehensive income:

(in Millions)	2008	2007	2006
Net income	$80	$71	$52

Other comprehensive loss:
Benefit obligations, net of tax of $(1), $— and $—	(1)	—	—

Comprehensive income	$79	$71	$52

See Notes to Consolidated Financial Statements

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements
NOTE 1 — SIGNIFICANT ACCOUNTING POLICIES
Corporate Structure
Michigan Consolidated Gas Company (MichCon) is a Michigan corporation organized in 1898. MichCon is an indirect, wholly-owned subsidiary of DTE Enterprises, Inc., and indirectly a wholly-owned subsidiary of DTE Energy Company. MichCon is a public utility subject to regulation by the Michigan Public Service Commission (MPSC). MichCon is engaged in the purchase, storage, transmission, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan. MichCon also has subsidiaries involved in the gathering and transmission of natural gas in northern Michigan.
References in this report to “we”, “us”, “our” or “Company” are to MichCon.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require us to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities. Actual results may differ from our estimates.
Principles of Consolidation
We consolidate all majority owned subsidiaries and investments in entities in which we have controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. Non-majority owned investments include investments in limited liability companies, partnerships or joint ventures. When we do not influence the operating policies of an investee, the cost method is used. We eliminate all intercompany balances and transactions.
For entities that are considered variable interest entities, we apply the provisions of Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46-R, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.
Revenues
Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. We record revenues for gas services provided but unbilled at the end of each month. Our accrued revenues include a component for the cost of gas sold that is recoverable through the gas cost recovery (GCR) mechanism and certain other transactions that may create revenue refund obligations to GCR customers. MichCon presents its revenue net of any revenue refund obligations to GCR customers. Annual GCR proceedings before the MPSC permit MichCon to recover prudent and reasonable supply costs. Any over collection or under collection of costs, including interest, will be reflected in future rates. See Note 4.
Comprehensive Income (Loss)
Comprehensive income (loss) is the change in common shareholder’s equity during a period from transactions and events from non-owner sources, including net income. As shown in the following table, amounts recorded to other comprehensive income (loss) include unrealized gains and losses from derivatives accounted for as cash flow hedges.

	Net		Accumulated
	Unrealized		Other
	Gains on	Benefit	Comprehensive
(in Millions)	Derivatives	Obligations	Loss
December 31, 2007	$(1)	$—	$(1)
Current period change	—	(1)	(1)

December 31, 2008	$(1)	$(1)	$(2)

Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value. Customer accounts are written off based upon approved regulatory and legislative requirements.
The allowance for doubtful accounts is calculated using the aging approach that utilizes rates developed in reserve studies. We establish an allowance for uncollectible accounts based on historical losses and management’s assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the time the next bill is issued, typically monthly, however, factors such as assistance programs may delay aggressive action. We assess late payment fees on trade receivables based on contractual past-due terms established with customers.
Unbilled revenues of $189 million and $162 million are included in customer accounts receivable at December 31, 2008 and 2007, respectively.
Inventories
We value materials and supplies at average cost.
Gas inventory is determined using the last-in, first-out (LIFO) method. At December 31, 2008, the replacement cost of gas remaining in storage exceeded the $14 million LIFO cost by $232 million. During 2008 MichCon liquidated 4.2 billion cubic feet of prior years’ LIFO layers. The liquidation reduced 2008 cost of gas by approximately $21 million, but had no impact on earnings as a result of the GCR mechanism. At December 31, 2007, the replacement cost of gas remaining in storage exceeded the $32 million LIFO cost by $288 million. During 2007, MichCon liquidated 9.5 billion cubic feet of prior years’ LIFO layers. The liquidation reduced 2007 cost of gas by approximately $30 million, but had no impact on earnings as a result of the GCR mechanism.
Gas Customer Choice Deferred Asset
Gas Customer Choice Deferred Asset represents gas provided to MichCon by suppliers of gas to customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation and Depletion
Summary of property by classification as of December 31:

(in Millions)	2008	2007
Property, Plant and Equipment
Distribution	$2,327	$2,392
Storage	378	273
Transmission and Other	1,061	924

Total	3,766	3,589

Less Accumulated Depreciation
Distribution	(955)	(970)
Storage	(107)	(100)
Transmission and Other	(587)	(523)

Total	(1,649)	(1,593)

Net Property, Plant and Equipment	$2,117	$1,996

Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). AFUDC capitalized during 2008 and 2007 was approximately $6 million and $9 million, respectively. The cost of properties retired, less salvage value, is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
We base depreciation provisions on straight-line and units-of-production rates approved by the MPSC. The composite depreciation rate was 3.2% in 2008, 3.1% in 2007, and 2.8% in 2006.
The average estimated useful life for gas distribution and transmission property was 40 years and 38 years, respectively, at December 31, 2008.

Intangible assets relating to capitalized software are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation on the Consolidated Statements of Financial Position. We capitalize the costs associated with computer software we develop or obtain for use in our business. We amortize intangible assets on a straight-line basis over the expected period of benefit, primarily 15 years. Intangible assets amortization expense was $6 million in each of the years 2008, 2007 and 2006. The gross carrying amount and accumulated amortization of intangible assets at December 31, 2008 were $96 million and $47 million, respectively. The gross carrying amount and accumulated amortization of intangible assets at December 31, 2007 were $90 million and $43 million, respectively. Amortization expense for intangible assets is estimated to be $6 million annually for 2009 through 2013.
Asset Retirement Obligations
We record asset retirement obligations in accordance with Statement of Financial Accounting Standards (SFAS) No. 143, Accounting for Asset Retirement Obligations and Financial Accounting Standards Board Interpretation No. (FIN) 47, Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143. We have conditional retirement obligations for gas pipeline retirement costs. To a lesser extent, we have conditional retirement obligations at certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate.
The adoptions of SFAS No. 143 and FIN 47 resulted primarily in timing differences in the recognition of legal asset retirement costs that the Company is currently recovering in rates. We defer such differences under SFAS No. 71, Accounting for the Effects of Certain Types of Regulation.
No liability has been recorded with respect to lead-based paint, as the quantities of lead-based paint in our facilities are unknown. In addition, there is no incremental cost for demolitions of lead-based paint facilities vs. non-lead-based paint facilities and no regulations currently exist requiring any type of special disposal of items containing lead-based paint.
A reconciliation of the asset retirement obligation for 2008 follows:

(in Millions)
Asset retirement obligations at January 1, 2008	$109
Accretion	6
Liabilities settled	(3)

Asset retirement obligations at December 31, 2008	$112

Long-Lived Assets
Our long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.
Excise and Sales Taxes
We record the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.

Investments in Debt and Equity Securities
The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.
Asset Gains, net
In 2008 and 2007, we sold base gas resulting in gains of $22 million and $5 million, respectively. Proceeds from the 2008 and 2007 base gas sales were received in January 2009 and January 2008, respectively. Also in 2008 and 2007, we sold land for gains of $2 million and $1 million, respectively. The 2007 gain was partially offset by $3 million for the disallowance of certain costs related to the acquisition of pipeline assets. In 2006, we sold certain investment rights related to storage field construction for a $3 million pre-tax gain. This gain was offset by a $3 million loss as a result of a reduction to MichCon’s 2004 GCR underrecovery related to the accounting treatment of the injected base gas remaining in the New Haven storage field when it was sold in early 2004.
See the following notes for other accounting policies impacting our financial statements:

Note	Title
2	New Accounting Pronouncements
4	Regulatory Matters
5	Income Taxes
10	Financial and Other Derivative Instruments
12	Retirement Benefits and Trusteed Assets
NOTE 2 — NEW ACCOUNTING PRONOUNCEMENTS
Fair Value Accounting
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. It emphasizes that fair value is a market-based measurement, not an entity-specific measurement. Fair value measurement should be determined based on the assumptions that market participants would use in pricing an asset or liability. Effective January 1, 2008, the Company adopted SFAS No. 157. As permitted by FASB Staff Position FAS No. 157-2, the Company has elected to defer the effective date of SFAS No. 157 as it pertains to non-financial assets and liabilities to January 1, 2009. See also Note 9.
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115. This Statement permits an entity to choose to measure many financial instruments and certain other items at fair value. The fair value option established by SFAS No. 159 permits all entities to choose to measure eligible items at fair value at specified election dates. An entity will report in earnings unrealized gains and losses on items, for which the fair value option has been elected, at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. At January 1, 2008, the Company elected not to use the fair value option for financial assets and liabilities held at that date.
In October 2008, the FASB issued FASB Staff Position (FSP) 157-3, Determining the Fair Value of a Financial Asset in a Market That is Not Active. The FSP clarifies the application of SFAS No. 157, Fair Value Measurements, in an inactive market, and provides an illustrative example to demonstrate how the fair value of a financial asset is determined when the market for that financial asset is inactive. The FSP was effective upon issuance, including prior periods for which financial statements have not been issued. The adoption of the FSP did not have a material impact on the Company’s consolidated financial statements.

Business Combinations
In December 2007, the FASB issued SFAS No. 141(R), Business Combinations, to improve the relevance, representational faithfulness and comparability of the information that a reporting entity provides in its financial reports about a business combination and its effects. To accomplish this, SFAS No. 141(R) requires the acquiring entity in a business combination to recognize all the assets acquired and liabilities assumed in the transaction; establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed; and requires the acquirer to disclose to investors and other users all of the information needed to evaluate and understand the nature and financial effect of the business combination. SFAS No. 141(R) is applied prospectively to business combinations entered into by the Company after January 1, 2009, with earlier adoption prohibited. The Company will apply the requirements of SFAS No. 141 (R) to business combinations consummated after January 1, 2009.
GAAP Hierarchy
In May 2008, the FASB issued SFAS No. 162, The Hierarchy of Generally Accepted Accounting Principles. This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements under GAAP. SFAS No. 162 is effective 60 days following the approval of the Public Company Accounting Oversight Board amendments to AU section 411, The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles. The Company will adopt SFAS No. 162 once effective. The adoption is not expected to have a material impact on its consolidated financial statements.
Useful Life of Intangible Assets
In May 2008, the FASB issued FSP 142-3, Determination of the Useful Life of Intangible Assets. This FSP amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under SFAS No. 142, Goodwill and Other Intangible Assets. For a recognized intangible asset, an entity shall disclose information that enables users to assess the extent to which the expected future cash flows associated with the asset are affected by the entity’s intent and/or ability to renew or extend the arrangement. This FSP is effective for financial statements issued for fiscal years and interim periods beginning after December 15, 2008. The FSP will not have a material impact on the Company’s consolidated financial statements.
Disclosures about Derivative Instruments and Guarantees
In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities. SFAS No. 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. Comparative disclosures for earlier periods at initial adoption are encouraged but not required. The Company will adopt SFAS No. 161 on January 1, 2009.
In September 2008, the FASB issued FSP No. 133-1 and FIN 45-4, Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161. This FSP is intended to improve disclosures about credit derivatives by requiring more information about the potential adverse effects of changes in credit risk on the financial position, financial performance, and cash flows of the sellers of credit derivatives. This FSP also requires additional disclosures about the current status of the payment/performance risk of a guarantee. The provisions of the FSP that amend SFAS No. 133 and FIN 45 are effective for reporting periods ending after November 15, 2008. The FSP also clarifies that the disclosures required by SFAS No. 161 should be provided for any reporting period (annual or interim) beginning after November 15, 2008. The Company has adopted these pronouncements as of December 31, 2008.
Noncontrolling Interests in Consolidated Financial Statements
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an Amendment of ARB No. 51. This Statement establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. SFAS No. 160 is effective for fiscal years, and interim periods within those years, beginning on or after December 15, 2008. Earlier adoption is prohibited. This Statement shall be applied prospectively as of the beginning of the fiscal year in which this Statement is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements shall be applied retrospectively for all periods presented. The

Company will adopt SFAS No. 160 as of January 1, 2009. Adoption of SFAS No. 160 will not have a material effect on our consolidated financial statements.
Employers’ Disclosures about Postretirement Benefit Plan Assets
On December 30, 2008, the FASB issued FASB Staff Position (FSP) FAS 132(R)-1, Employers’ Disclosures about Postretirement Benefit Plan Assets. This FSP amends SFAS No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan. The disclosure requirements required by this FSP are effective for fiscal years ending after December 15, 2009. The Company will adopt this FSP on December 31, 2009.
Stock-Based Compensation
Effective January 1, 2006, our parent company, DTE Energy, adopted SFAS No. 123(R), Share-Based Payment, using the modified prospective transition method. We receive an allocation of costs associated with stock compensation and the related impact of cumulative accounting adjustments. Our allocations for 2008, 2007 and 2006 for stock-based compensation expense were approximately $5 million, $3 million and $2 million, respectively. The cumulative effect of the adoption of SFAS 123(R) had an immaterial impact on our operation and maintenance expense.
NOTE 3 — RESTRUCTURING
Performance Excellence Process
In 2005, we initiated a company-wide review of our operations called the Performance Excellence Process. We began a series of focused improvement initiatives within MichCon and associated corporate support functions.
We have incurred costs to achieve (CTA) restructuring expense for employee severance and other costs. Other costs include project management and consultant support. We cannot defer CTA costs at this time because a regulatory recovery mechanism has not been established by the MPSC. We expect to seek a recovery mechanism in our next rate case expected to be filed in 2009.
Amounts expensed are recorded in the Operation and maintenance line on the Consolidated Statements of Operations. Costs incurred in 2008, 2007 and 2006 are as follows:

	Employee Severance Costs			Other Costs			Total Cost
(in Millions)	2008	2007	2006	2008	2007	2006	2008	2007	2006

Costs incurred	$—	$3	$17	$7	$6	$7	$7	$9	$24
NOTE 4 — REGULATORY MATTERS
Regulation
We are subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters.
Regulatory Assets and Liabilities
We apply the provisions of SFAS No. 71, Accounting for the Effects of Certain Types of Regulation. SFAS No. 71 requires the recording of regulatory assets and liabilities for certain transactions that would have been treated as revenue and expense in non-regulated businesses. Continued applicability of SFAS No. 71 requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the Company discontinuing the application of SFAS No. 71 for some or all of its business and require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued application of SFAS No. 71.

The following are the balances of the regulatory assets and liabilities as of December 31:

(in Millions)	2008	2007
Assets
Deferred environmental costs	$41	$39
Unamortized loss on reacquired debt	33	29
Recoverable pension and postretirement costs
Pension	373	25
Postretirement costs	178	91
Accrued GCR revenue	1	—
Recoverable uncollectibles expense	122	66
Deferred income taxes — Michigan Business Tax	58	47

	806	297
Less amount included in current assets	(32)	(25)

	$774	$272

Liabilities
Asset removal costs	$353	$363
Refundable income taxes	93	104
Accrued GCR refund	—	70
Negative pension offset	110	71
Deferred income taxes — Michigan Business Tax	53	47

	609	655
Less amount included in current liabilities and other liabilities	—	(70)

	$609	$585

     As noted below, regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in MichCon’s rate base, thereby providing a return on invested costs. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS
•	Deferred environmental costs — The MPSC approved the deferral and recovery of investigation and remediation costs associated with former MGP sites. This asset is offset in working capital by an environmental liability reserve. The amortization of the regulatory asset is not included in our current rates because it is offset by the recognition of insurance proceeds. We will request recovery of the remaining asset balance in future rate filings after the recognition of insurance proceeds is complete. (1)

•	Unamortized loss on reacquired debt — The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

•	Recoverable pension and postretirement costs — In 2007, the Company adopted SFAS No. 158 which required, among other things, the recognition in other comprehensive income of the actuarial gains or losses and the prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs. The Company received approval from the MPSC to record the charge related to the additional liability as a regulatory asset since the traditional rate setting process allows for the recovery of pension and postretirement costs. The asset will reverse as the deferred items are recognized as benefit expenses in net income. (1)

•	Accrued GCR revenue — Receivable for the temporary under-recovery of and return on gas costs incurred by MichCon which are recoverable through the GCR mechanism.

•	Recoverable uncollectibles expense — Receivable for the MPSC approved uncollectible expense true-up mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.
•	Deferred income taxes — Michigan Business Tax (MBT) - In July 2007, the MBT was enacted by the State of Michigan. State deferred tax liabilities were established for the utility, and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. (1)
(1)	Regulatory assets not earning a return.

LIABILITIES
•	Asset removal costs — The amount collected from customers for the funding of future asset removal activities.

•	Refundable income taxes — Income taxes refundable to our customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by MichCon which are recoverable through the GCR mechanism.

•	Negative pension offset — The Company’s negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company’s pension expense is positive in future years.

•	Deferred income taxes — Michigan Business Tax — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax assets were established, and offsetting regulatory liabilities were recorded as the impacts of the deferred tax assets will be reflected in rates.
Uncollectible Expense True-Up Mechanism (UETM) and Report of Safety and Training-Related Expenditures
2005 UETM — In March 2006, MichCon filed an application with the MPSC for approval of its UETM for 2005. MichCon’s 2005 base rates included $37 million for anticipated uncollectible expenses. Actual 2005 uncollectible expenses totaled $60 million. The true-up mechanism allowed MichCon to recover 90% of uncollectibles that exceeded the $37 million base. Under the formula prescribed by the MPSC, MichCon recorded an under-recovery of approximately $11 million for uncollectible expenses from May 2005 (when the mechanism took effect) through the end of 2005. In December 2006, the MPSC issued an order authorizing MichCon to implement the UETM monthly surcharge for service rendered on and after January 1, 2007.
As part of the March 2006 application with the MPSC, MichCon filed a review of its 2005 annual safety and training-related expenditures. MichCon reported that actual safety and training-related expenditures for the initial period exceeded the pro-rata amounts included in base rates and, based on the under-recovered position, recommended no refund at that time. In the December 2006 order, the MPSC also approved MichCon’s 2005 safety and training report. On October 14, 2008, the State of Michigan Court of Appeals rejected the appeal of the Attorney General of the State of Michigan upholding the right of the MPSC to authorize MichCon to charge the 2005 UETM.
2006 UETM — In March 2007, MichCon filed an application with the MPSC for approval of its UETM for 2006 requesting $33 million of under-recovery plus applicable carrying costs of $3 million. The March 2007 application included a report of MichCon’s 2006 annual safety and training-related expenditures, which showed a $2 million over-recovery. In August 2007, MichCon filed revised exhibits reflecting an agreement with the MPSC Staff to net the $2 million over-recovery and associated interest related to the 2006 safety and training-related expenditures against the 2006 UETM under-recovery. An MPSC order was issued in December 2007 approving the collection of $33 million requested in the August 2007 revised filing. MichCon was authorized to implement the new UETM monthly surcharge for service rendered on and after January 1, 2008.
2007 UETM — In March 2008, MichCon filed an application with the MPSC for approval of its UETM for 2007 requesting approximately $34 million consisting of $33 million of costs related to 2007 uncollectible expense and associated carrying charges and $1 million of under-collections for the 2005 UETM. The March 2008 application included a report of MichCon’s 2007 annual safety and training-related expenses, which showed no refund was necessary because actual expenditures exceeded the amount included in base rates. An MPSC order was issued in December 2008 approving the collection of $34 million requested in the March 2008 filing. MichCon was authorized to implement the new UETM monthly surcharge for service rendered on and after January 1, 2009.
Gas Cost Recovery Proceedings
2005-2006 Plan Year — In June 2006, MichCon filed its GCR reconciliation for the 2005-2006 GCR year. The filing supported a total over-recovery, including interest through March 2006, of $13 million. MPSC Staff and other intervenors filed testimony regarding the reconciliation in which they recommended disallowances related to MichCon’s implementation of its dollar cost averaging fixed price program. In January 2007, MichCon filed testimony rebutting these recommendations. In December 2007, the MPSC issued an order adopting the adjustments proposed by the MPSC Staff, resulting in an $8 million disallowance. Expense related to the disallowance was recorded in 2007. The MPSC authorized MichCon to roll a net over-recovery, inclusive of interest, of $20 million into its 2006-2007 GCR reconciliation. In December 2007, MichCon filed an appeal of the case with the Michigan Court of Appeals. MichCon is currently unable to predict the outcome of the appeal.
2006-2007 Plan Year — In June 2007, MichCon filed its GCR reconciliation for the 2006-2007 GCR year. The filing supported a total under-recovery, including interest through March 2007, of $18 million. In March 2008, the parties reached a settlement agreement that allowed for full recovery of MichCon’s GCR costs during the 2006-2007 GCR year. The under-recovery, including interest through March 2007 agreed to under the settlement is $9 million, which nets the $18 million under-recovery for the 2006-2007 GCR reconciliation with the roll-forward of the 2005-2006 GCR reconciliation disallowance of $7.6 million plus related interest, as ordered in the 2005-2006 GCR reconciliation case. The $9 million under-recovery was included in the 2007-2008 GCR reconciliation. An MPSC order was issued on April 22, 2008 approving the settlement.
2007-2008 Plan Year / Base Gas Sale Consolidated — In August 2006, MichCon filed an application with the MPSC requesting permission to sell base gas that would become accessible with storage facilities upgrades. In December 2006, MichCon filed its 2007-2008 GCR plan case proposing a maximum GCR factor of $8.49 per Mcf. In August 2007, a settlement agreement in this proceeding was reached by all intervening parties that provided for a sharing with customers of the proceeds from the sale of base gas. In addition, the agreement provided for a rate case filing moratorium until January 1, 2009, unless certain unanticipated changes occur that impact income by more than $5 million. The settlement agreement was approved by the MPSC in August 2007. Under the settlement terms, MichCon delivered 13.4 Bcf of this gas to its customers through 2007 at a savings to market-priced supplies of approximately $41 million. This settlement also provided for MichCon to retain the proceeds from the sale of 3.6 Bcf of base gas, of which MichCon sold 0.8 Bcf of base gas in 2007 at a pre-tax gain of $5 million and 2.8 Bcf in December 2008 at a pre-tax gain of $22 million. In June 2008, MichCon filed its GCR reconciliation for the 2007-2008 GCR year. The filing supported a total under-recovery, including interest through March 2008, of $10 million.
2008-2009 Plan Year — In December 2007, MichCon filed its GCR plan case for the 2008-2009 GCR Plan year. MichCon filed for a maximum GCR factor of $8.36 per Mcf, adjustable by a contingent mechanism. In June 2008, MichCon made an informational filing documenting the increase in market prices for gas since its December 2007 filing and calculating its new maximum factor of $10.76 per Mcf based on its contingent mechanism. On August 26, 2008, the MPSC approved a partial settlement agreement which includes the establishment of a new maximum base GCR factor of $11.36 per Mcf that will not be subject to adjustment by contingent GCR factors for the remainder of the 2008-2009 GCR plan year. An MPSC order addressing the remaining issues in this case is expected in 2009.
2009-2010 Plan Year — In December 2008, MichCon filed its GCR plan case for the 2009-2010 GCR Plan year. MichCon filed for a maximum GCR factor of $8.46 per Mcf, adjustable by a contingent mechanism. An MPSC order in this case is expected in 2009.
2009 Proposed Base Gas Sale — In July 2008, MichCon filed an application with the MPSC requesting permission to sell an additional 4 Bcf of base gas that will become available for sale as a result of better than expected operations at its storage fields. On March 5, 2009, the MPSC approved a settlement agreement that provides for MichCon to retain the profit on 2 Bcf of the base gas to be sold at market prices and for the remaining 2 Bcf of base gas to be held in storage on behalf of GCR customers until utilized as gas supply per the direction of the MPSC. In addition, the settlement agreement provides that MichCon is subject to a moratorium on a general rate case filing until June 1, 2009.
2009 MichCon Depreciation Filing
Depreciation Filing — On June 26, 2007, the MPSC issued its final order in the generic hearings on depreciation for Michigan electric and gas utilities. The MPSC ordered Michigan utilities to file depreciation studies using the current method, a FAS 143 approach that considers the time value of money and an inflation adjusted method proposed by the Company that removes excess escalation. In compliance with the MPSC order MichCon filed its ordered depreciation studies on November 3, 2008. The various required depreciation studies indicate composite depreciation rates from 2.07% to 2.55%. The Company has proposed no change to its current composite depreciation rate of 2.97%. The Company expects an order in this proceeding in the fourth quarter of 2009.
Other
In September 2007, the Court of Appeals of the State of Michigan published its decision with respect to an appeal by MichCon and others of certain provisions of a November 2004 MPSC order, including reversing the MPSC’s denial of recovery of merger control premium costs. In its published decision, the Court of Appeals held that MichCon is entitled to recover its allocated share of the merger control premium and remanded this matter to the MPSC for further proceedings to establish the precise amount and timing of this recovery. Other parties have filed requests for leave to appeal to the Michigan Supreme Court from the Court of Appeals September 2007 decision and in September 2008, the Michigan Supreme Court granted the requests to address the merger control premium. However, proceedings resulting from this remand cannot be initiated by the MPSC until appeals by other parties of the September 2007 decision have been resolved by the Michigan Supreme Court. MichCon is unable to predict the financial or other outcome of any such legal or regulatory proceedings at this time.
The Company is unable to predict the outcome of the regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.

NOTE 5 — INCOME TAXES
Income Tax Summary
We are part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. We have an income tax payable of $2 million at December 31, 2008, and $10 million at December 31, 2007 due to DTE Energy.
Total income tax expense (benefit) varied from the statutory federal income tax rate for the following reasons:

(Dollars in Millions)	2008	2007	2006
Income tax expense at 35% statutory rate	$41	$33	$22
Investment tax credit	(1)	(1)	(1)
Depreciation	(7)	(7)	(7)
Employee Stock Ownership Plan dividends	(1)	(1)	(1)
Medicare Part D subsidy	(1)	(1)	(1)
State and local income taxes — net of federal benefit	3	—	—
Life insurance trust	3	(1)	—
Other	1	1	—

Total	$38	$23	$12

	32.2%	24.5%	18.8%
Components of income tax expense (benefit) were as follows:

(in Millions)	2008	2007	2006
Current income taxes
Federal	$(30)	$16	$47
State and other income tax expense	4	—	—

Total current income taxes	(26)	16	47

Deferred federal and other income tax expense
Federal	63	7	(35)
State and other income tax expense	1	—	—

Total deferred income taxes	64	7	(35)

Total	$38	$23	$12

Investment tax credits are deferred and amortized to income over the average life of the related property.
Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.
Deferred income tax assets (liabilities) were comprised of the following at December 31:

(in Millions)	2008	2007
Property, plant and equipment	$(150)	$(114)
Pension and benefits	(91)	(86)
Other comprehensive income	1	1
Other, net	(10)	20

	$(250)	$(179)

Current deferred income tax assets (included in Current Assets — Other)	$40	$16
Long term deferred income tax liabilities	(290)	(195)

	$(250)	$(179)

Deferred income tax liabilities	$(704)	$(595)
Deferred income tax assets	454	416

	$(250)	$(179)

The above table excludes unamortized investment tax credits of $11 million and $13 million at December 31, 2008 and 2007, respectively.
Uncertain Tax Positions
We adopted the provisions of FIN 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (FIN 48) on January 1, 2007. This interpretation prescribes a more-likely-than-not recognition threshold and a measurement attribute for the financial statement reporting of tax positions taken or expected to be taken on a tax return. As a result of the implementation of FIN 48, we recognized an increase in liabilities that was accounted for as a reduction to the January 1, 2007 balance of retained earnings in an immaterial amount. The changes in unrecognized tax benefits during 2007 were not material. A reconciliation of the 2008 beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2008

Balance at January 1	$—
Additions for tax positions of current years	11

Balance at December 31	$11

Unrecognized tax benefits at December 31, 2008, if recognized, would not have a significant impact on our effective rate. During the next twelve months, it is reasonably possible that DTE Energy and its subsidiaries will settle certain federal tax audits. There are no anticipated changes in the unrecognized tax benefits for the Company.
We recognize interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on our Consolidated Statements of Operations. We had no accrued interest and no accrued penalties pertaining to income taxes at December 31, 2007 and December 31, 2008. We had no interest expense in relation to income tax for the years ended December 31, 2008 and 2007.
The U.S. federal income tax returns for years 2004 and subsequent years remain subject to examination by the IRS for DTE Energy and its subsidiaries. The Michigan Business Tax for the year 2008 is subject to examination by the State of Michigan for DTE Energy and its subsidiaries. The Company also files tax returns in various local tax jurisdictions with varying statutes of limitations.
Michigan Business Tax
In July 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan to replace the Michigan Single Business Tax (MSBT) effective January 1, 2008. The MBT is comprised of an apportioned modified gross receipts tax of 0.8 percent and an apportioned business income tax of 4.95 percent. The MBT provides credits for Michigan business investment, compensation, and research and development. The MBT is accounted for as an income tax.
In 2007, a state deferred tax liability of $47 million was recognized by the Company for cumulative differences between book and tax assets and liabilities. Effective September 30, 2007, legislation was adopted by the State of Michigan creating a deduction for businesses that realize an increase in their deferred tax liability due to the enactment of the MBT. Therefore, a deferred tax asset of $47 million was established related to the future deduction. The deduction will be claimed during the period of 2015 through 2029. The recognition of the enactment of the MBT did not have an impact on our income tax provision for 2007.
The 2007 state deferred tax liability was increased in 2008 by $6 million to $53 million to reflect changes in federal income tax temporary differences primarily due to an approved IRS change in accounting method for the Company for tax year 2007. The related one-time deferred tax asset for the tax deduction created for businesses that realize an increase in their deferred tax liability due to enactment of the MBT was also increased by $6 million to $53 million. The corresponding regulatory assets and liabilities were also increased by $6 million to $53 million in accordance with SFAS No. 71, Accounting for the Effects of Certain Types of Regulation, as the impacts of the deferred tax liabilities and assets recognized upon enactment and amendment of the MBT will be reflected in our rates.
In 2008 the state deferred tax liability increased by $5 million to $58 million as of December 31, 2008 and the related regulatory asset increased to $58 million as of December 31, 2008.

NOTE 6 — LONG-TERM DEBT AND PREFERRED SECURITIES
Long-Term Debt
Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

(in Millions)	2008	2007
First Mortgage Bonds, interest payable semi-annually
7.06% series due 2012	$40	$40
8.25% series due 2014	80	80
Remarketable securities, interest payable semi-annually
6.45% series due 2038	—	75
Senior notes, interest payable semi-annually
6.125% series due 2008	—	200
5.26% series due 2013	60	—
5.94% series due 2015	140	—
6.04% series due 2018	100	—
5.00% series due 2019	120	120
6.36% series due 2020	50	—
6.44% series due 2023	25	—
6.78% series due 2028	75	—
5.70% series due 2033	200	200

	890	715
Less: unamortized discount	(1)	—
Less: amount due within one year	—	(275)

Total	$889	$440

Substantially all of our net utility property is subject to the lien of our mortgage. Should we fail to timely pay our indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.
The following table shows the scheduled debt maturities and sinking fund requirements, excluding any unamortized discount or premium on debt:

						2014 and
(in Millions)	2009	2010	2011	2012	2013	thereafter	Total
Amount to mature	$—	$—	$—	$40	$60	$790	$890
Debt Retirements and Redemptions
In 2008, the following debt has been retired, through optional redemption or payment at maturity:

(in Millions)
Month Retired	Type	Interest Rate	Maturity	Amount
June	Remarketable Securities (1)	6.45%	2038	75
September	Senior Notes (2)	6.125%	2008	200

				$275

(1)	These Remarketable Securities were optionally redeemed with proceeds from the issuance of new Senior Notes.

(2)	These Senior Notes were redeemed with the proceeds from the issuance of new Senior Notes and short-term debt.
Preferred and Preference Securities — Authorized and Unissued
At December 31, 2008, we had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.

NOTE 7 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
MichCon has a $244 million, five-year unsecured revolving credit facility expiring in October 2009 and a $181 million, five-year unsecured revolving credit agreement expiring in October 2010. The five-year credit facilities are with a syndicate of banks and may be utilized for general corporate borrowings, but are intended to provide liquidity support for our commercial paper program. Borrowings under the facilities are available at prevailing short-term interest rates. In addition, MichCon has a $50 million short-term unsecured bank loan facility expiring in June 2009. The agreements require us to maintain a debt to total capitalization ratio of no more than 0.65 to 1. Should we have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under our credit agreements. We are currently in compliance with our covenants. Additionally, in December 2008, we issued a $20 million secured short-term note due in September 2009.
At December 31, 2008, we had outstanding commercial paper of $272 million and other short-term borrowings of $220 million, resulting in net availability under the combined facilities of $3 million. At December 31, 2007, we had outstanding commercial paper of $354 million and other short-term borrowings of $100 million.
At February 28, 2009, amounts outstanding totaled $338 million, resulting in net availability under the combined facilities of $157 million.
The weighted average interest rates for short-term borrowings was 4.3% and 5.4% at December 31, 2008 and 2007, respectively.
NOTE 8 — OPERATING LEASES
Lessee — We lease certain property under operating lease arrangements expiring at various dates through 2023. Some leases contain renewal options. Future minimum lease payments under non-cancelable leases at December 31, 2008 were:

Operating
(in Millions)	Leases
2009	$1
2010	1

Total minimum lease payments	$2

Rental expense for operating leases was $1 million in 2008, 2007 and 2006.
Lessor — We lease a portion of our pipeline system to the Vector Pipeline Partnership through a capital lease contract that expires in 2020, with renewal options extending for five years.
The components of the net investment in the capital lease at December 31, 2008 were as follows:

(in Millions)
2009	$9
2010	9
2011	9
2012	9
2013	9
Thereafter	62

Total minimum future lease receipts	107
Residual value of leased pipeline	40
Less unearned income	(70)

Net investment in direct financing lease	77
Less current portion	(2)

$75

NOTE 9 — FAIR VALUE
Effective January 1, 2008, the Company adopted SFAS No. 157. This Statement defines fair value, establishes a framework for measuring fair value and expands the disclosures about fair value measurements. The Company has elected the option to defer the effective date of SFAS No. 157 as it pertains to non-financial assets and liabilities to January 1, 2009.
SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which is immaterial for the year ended December 31, 2008. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
SFAS No. 157 establishes a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. SFAS No. 157 requires that assets and liabilities be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined by SFAS No.157 as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets and liabilities measured and recorded at fair value on a recurring basis as of December 31, 2008:

(in Millions)	Level 1	Level 2	Level 3	Net Balance
Assets:
Cash equivalents	$3	$—	$—	$3
Trust investments (1)	20	—	—	20

Net Assets at December 31, 2008	$23	$—	$—	$23

(1)	Excludes cash surrender value of life insurance investments.
The following table presents the fair value reconciliation of Level 3 derivative assets and liabilities measured at fair value on a recurring basis for 2008:

(in Millions)	Derivatives
Net asset balance as of January 1, 2008	$—
Changes in fair value recorded in income	5
Purchases, issuances and settlements	(5)

Net asset balance as of December 31, 2008	$—

The amount of total gains (losses) included in net income attributed to the change in unrealized gains (losses) related to assets and liabilities held at December 31, 2008	$—

Cash Equivalents
Cash equivalents include investments with maturities of three months or less when purchased. The cash equivalents shown in the fair value table are comprised of investments in money market funds. The fair values of the shares of these funds are based on observable market prices and, therefore, have been categorized as Level 1 in the fair value hierarchy.

Trust Investments
     The trust investments hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices on actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued using quoted prices in actively traded markets. Non-exchange-traded fixed income securities are valued based upon quotations available from brokers or pricing services. For non-exchange traded fixed income securities, the trustees receive prices from pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value of Financial Instruments
The fair value of financial instruments is determined by using various market data and other valuation techniques. The table below shows the fair value relative to the carrying value for long-term debt securities. The carrying value of certain other financial instruments, such as notes payable, customer deposits and notes receivable approximate fair value and are not shown. As of December 31, 2008, we had approximately $120 million of taxable securities insured by insurers. Overall credit market conditions have resulted in credit rating downgrades and may result in future credit rating downgrades for these insurers. The Company does not expect the impact on interest rates or fair value to be material.

	2008		2007
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$865 million	$889 million	$711 million	$715 million
NOTE 10 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
We comply with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. Under SFAS No. 133, all derivatives are recognized on the Consolidated Statements of Financial Position at their fair value unless they qualify for certain scope exceptions, including normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair values for both the derivative and the underlying hedged exposure are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.
Our primary market risk exposure is associated with commodity prices, credit and interest rates. We have risk management policies to monitor and decrease market risks.
Commodity Price Risk
We have fixed-priced contracts for portions of our expected gas supply requirements through 2012. These gas supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. We may also sell forward storage and transportation capacity contracts. Forward firm transportation and storage contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
We are exposed to credit risk if customers or counterparties do not comply with their contractual obligations. We maintain credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. We generally use standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.

The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its December 31, 2008 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to result in material effects on the Company’s financial statements.
Interest Rate Risk
We occasionally use treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, we entered into an interest rate derivative to limit our sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. We subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.
NOTE 11 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. We own, or previously owned, 14 such former manufactured gas plant (MGP) sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, we are also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, we recognize a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. During 2008, we spent approximately $2 million investigating and remediating these former MGP sites. As of December 31, 2008 and 2007, we had $38 million and $40 million, respectively, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. However, we anticipate the cost deferral and rate recovery mechanism approved by the MPSC will prevent environmental costs from having a material adverse impact on our results of operations.
Labor Contracts
There are several bargaining units for our union employees. The majority of our union employees are under contracts that expire in October 2010.
Purchase Commitments
As of December 31, 2008, we were party to numerous long-term purchase commitments relating to a variety of goods and services required for our business. These agreements primarily consist of long-term gas purchase and transportation agreements. We estimate that these commitments will be approximately $2.3 billion through 2051. We also estimate that 2009 capital expenditures will be approximately $154 million. We have made certain commitments in connection with expected capital expenditures.
Bankruptcies
We buy and sell gas and gas transportation and storage services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of our customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. We regularly review contingent matters relating to these customers and our sale contracts and we record provisions for amounts considered at risk of probable loss. We believe our previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on our consolidated financial statements.
We provide services to the domestic automotive industry, including GM, Ford and Chrysler and many of their vendors and suppliers. GM and Chrysler have recently received loans from the U.S. Government to provide them with the working capital necessary to continue to operate in the short term. In February 2009, GM and Chrysler submitted viability plans to the U.S. Government indicating that additional loans were necessary to continue operations in the short term. Further plant closures, bankruptcies or a federal government mandated restructuring program could have a significant impact on our results. As the circumstances surrounding the viability of these entities are dynamic and uncertain, we continue to monitor developments as they occur.
Other Contingencies
We are involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. We cannot predict the final disposition of such proceedings. We regularly review legal matters and record provisions for claims that we can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on our operations or financial statements in the period they are resolved.
See Note 4 for a discussion of contingencies related to Regulatory Matters.
NOTE 12 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
Adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans
In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an Amendment of FASB Statements No. 87, 88, 106, and 132(R). SFAS No. 158 requires companies to (1) recognize the over funded or under funded status of defined benefit pension and other postretirement plans in its financial statements, (2) recognize as a component of other comprehensive income, net of tax, the actuarial gains or losses and the prior service costs or credits that arise during the period but are not immediately recognized as components of net periodic benefit cost, (3) recognize adjustments to other comprehensive income when the actuarial gains or losses, prior service costs or credits, and transition assets or obligations are recognized as components of net periodic benefit cost, (4) measure postretirement benefit plan assets and plan obligations as of the date of the employer’s statement of financial position, and (5) disclose additional information in the notes to financial statements about certain effects on net periodic benefit cost in the upcoming fiscal year that arise from delayed recognition of the actuarial gains and losses and the prior service cost and credits.
The requirement to recognize the funded status of a postretirement benefit plan and the related disclosure requirements was effective for fiscal years ending after December 15, 2006. The Company adopted this requirement as of December 31, 2006. In 2008, as required by SFAS 158, the Company changed the measurement date of its pension and postretirement benefit plans from November 30 to December 31. As a result, the Company recognized an adjustment of $3 million ($2 million after-tax) and $4 million to retained earnings and regulatory liabilities, respectively, which represents approximately one month of pension and postretirement benefit costs for the period December 1, 2007 to December 31, 2008.
MichCon received approval from the MPSC to record the impact of the adoption of the SFAS No. 158 provisions related to the funded status as a regulatory asset or liability since the traditional rate setting process allows for the recovery of pension and other postretirement plan costs.
Measurement Date
All amounts and balances reported in the following tables as of December 31, 2008 and December 31, 2007 are based on measurement dates of December 31, 2008 and November 30, 2007, respectively.
Pension Plan Benefits
MichCon participates in various plans that provide pension and other postretirement benefits for DTE Energy and its affiliates. MichCon is allocated net periodic benefit costs (credits) for its share of the amounts of the combined plans. In prior years, MichCon served as the plan sponsor for a pension plan for represented employees that changed in 2008 to be sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy, which also became the plan sponsor for all plans of DTE Energy and its affiliates. The changes in plan sponsorship did not change the pension cost or contributions allocated to MichCon, or the benefits of plan participants. Disclosures in the following tables of benefit obligations and plan assets, components of net periodic benefit cost (credit), and changes in benefit obligations and assets include amounts allocated to MichCon for all plans. In conjunction with the plan sponsorship changes, prior period disclosures have been expanded to be consistent with the current disclosures. Subsequent to the change in plan sponsorship, MichCon records regulatory assets or liabilities for its allocations of all plans, including amounts for the funded status previously recorded by the plan sponsor.
The Company’s policy is to fund pension cost by contributing amounts consistent with the Pension Protection Act of 2006 provisions and additional amounts we deem appropriate. We did not make a contribution to the pension plan in 2008 and we do not expect to make a contribution in 2009.

In its April 2005 final rate order, the MPSC approved the deferral of the non-capitalized portion of our negative pension expense. In 2008 and 2007, we deferred $39 million and $32 million, respectively, as a regulatory liability.
Net pension credit includes the following components:

(in Millions)	2008	2007	2006
Service cost	$10	$11	$12
Interest cost	40	38	39
Expected return on Plan assets	(93)	(88)	(84)
Amortization of:
Net loss	—	2	2
Prior service cost	1	1	1
Special termination benefits	—	1	11

Net pension credit	$(42)	$(35)	$(19)

Special termination benefits in the above table represent cost associated with our Performance Excellence Process.

(in Millions)	2008	2007
Other changes in plan assets and benefit obligations recognized in regulatory assets
Net actuarial loss (gain)	$387	$(64)
Amortization of net actuarial gain	—	(2)
Amortization of prior service cost	(1)	(1)

Total recognized in regulatory assets (liabilities)	$386	$(67)

Total recognized in net periodic pension cost and regulatory assets (liabilities)	$344	$(102)

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$1	$—
Prior service cost	$—	$1
The following table reconciles the obligations, assets and funded status of the Company’s portion of the pension plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2008	2007
Accumulated benefit obligation, end of year	$586	$589

Change in projected benefit obligation
Projected benefit obligation, beginning of year	$644	$701
Service cost	10	11
Interest cost	40	39
Actuarial loss	(25)	(49)
Measurement date change	4	—
Benefits paid	(46)	(58)

Projected benefit obligation, end of year	$627	$644

Change in plan assets
Plan assets at fair value, beginning of year	$1,106	$1,055
Actual return on Plan assets	(319)	104
Benefits paid	(46)	(53)
Measurement date change	8	—

Plan assets at fair value, end of year	$749	$1,106

Funded status of the Plans, December 31	$122	$462

Amounts recorded as:
Noncurrent assets	$136	$432
Current liabilities	(1)	(1)
Noncurrent liabilities	(13)	(7)

	$122	$424

(in Millions)	2008	2007
Amounts recognized in Regulatory assets and Accumulated other comprehensive loss
Net actuarial loss	$379	$23
Prior service cost	(4)	2

	$375	$25

Regulatory assets	$373	$25
Other comprehensive loss	2	—

	$375	$25

Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2008	2007	2006
Projected benefit obligation
Discount rate	6.90%	6.50%	5.70%
Rate of compensation increase	4.00%	4.00%	4.00%
Net pension costs
Discount rate	6.50%	5.70%	5.90%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on Plan assets	8.75%	8.75%	8.75%
At December 31, 2008, the benefits expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

						2014 &
(in Millions)	2009	2010	2011	2012	2013	thereafter	Total

Amount to be paid	$39	$40	$40	$40	$41	$209	$409
The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness.
The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk. The intent of this strategy is to minimize plan expenses over the long term. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value investment styles, and large and small market capitalizations. Other assets such as private equity and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.
Our plan’s weighted-average asset allocations and related targets by asset category at December 31 were as follows:

	2008	2007	Target
U.S. Equity securities	31%	48%	35%
Non U.S. Equity securities	16	18	20
Debt securities	24	19	20
Hedge Funds and Similar Investments	22	12	20
Private Equity and Other	7	3	5

	100%	100%	100%

The Company also participates in defined contribution retirement savings plans for DTE Energy and its affiliates. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee’s contribution rate and, in some cases, years of credited service. The cost of these plans was $4 million in 2008, $4 million in 2007 and $5 million in 2006.
Other Postretirement Benefits
The Company participates in plans sponsored by LLC that provide certain postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company’s policy is to fund certain trusts to meet our postretirement benefit obligations. Separate qualified Voluntary Employee Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. In 2008, we made a $40 million cash contribution to our postretirement benefit plans. At the discretion of management, the Company may make up to an additional $40 million contribution to the VEBA trusts in 2009.
Net postretirement cost includes the following components:

(in Millions)	2008	2007	2006
Service cost	$14	$14	$14
Interest cost	27	28	26
Expected return on plan assets	(17)	(14)	(12)
Amortization of
Net loss	5	10	9
Prior service cost	1	2	2
Net transition obligation	3	5	5
Special termination benefits	—	—	2

Net postretirement cost	$33	$45	$46

Special termination benefits in the above table represent costs associated with our Performance Excellence Process.

(in Millions)	2008	2007
Other changes in plan assets and APBO recognized in regulatory assets
Net actuarial (gain) loss	$98	$(80)
Amortization of net actuarial gain	(6)	(10)
Prior service cost	(1)	(16)
Amortization of prior service cost	(1)	(2)
Amortization of transition (asset)	(3)	(5)

Total recognized in regulatory assets	$87	$(113)

Total recognized in net periodic benefit cost and regulatory assets	$120	$(68)

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year
Net actuarial loss	$8	$5
Prior service cost	1	1
Net transition obligation	3	3

	$12	$9

The following table reconciles the obligations, assets and funded status of the Company’s portion of the plans including amounts recorded as accrued postretirement cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2008	2007
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$431	$510
December 2007 cash flow	(2)	—
Service cost	14	15
Interest cost	27	28
Actuarial (gain) loss	19	(81)
Measurement date change	3	—
Benefits paid and Medicare Part D	(25)	(25)
Plan amendments	(1)	(16)

Accumulated postretirement benefit obligation, end of year	$466	$431

Change in plan assets
Plan assets at fair value, beginning of year	$175	$156
December 2007 VEBA cash flow	(14)	—
Company contribution	40	20
Measurement date change	2	—
Actual return on plan assets	(62)	14
Benefits paid	(23)	(15)

Plan assets at fair value, end of year	$118	$175

Funded status of the plans, November 30	$—	$(256)
December adjustment	—	(12)

Funded status at fair value, December 31	$(348)	$(268)

Noncurrent liabilities	$(348)	$(268)

Amounts recognized in regulatory assets
Net loss	$159	$67
Prior service cost	4	6
Net transition obligation	15	18

Regulatory Asset — postretirement costs	$178	$91

Assumptions used in determining the projected benefit obligation and net benefit cost are listed below:

	2008	2007	2006
Projected benefit obligation
Discount rate	6.90%	6.50%	5.70%
Net benefit costs
Discount rate	6.50%	5.70%	5.90%
Expected long-term rate of return on plan assets	8.75%	8.75%	8.75%
Health care trend rate pre-65	7.00%	8.00%	9.00%
Health care trend rate post-65	6.00%	7.00%	8.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2011	2011	2011
A one-percentage-point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $6 million and increased the accumulated benefit obligation by $41 million at December 31, 2008. A one-percentage-point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $7 million and would have decreased the accumulated benefit obligation by $69 million at December 31, 2008.
At December 31, 2008, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

						2014 &
(in Millions)	2009	2010	2011	2012	2013	thereafter	Total

Amount to be paid	$31	$31	$33	$34	$34	$174	$337

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.
Our plan’s weighted-average asset allocations and related targets by asset category at December 31 were as follows:

	2008	2007	Target
U.S. equity securities	39%	50%	27%
Non U.S. equity securities	17	18	24
Debt securities	26	20	16
Hedge funds and similar	13	11	28
Private equity and other	5	1	5

	100%	100%	100%

In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by $3 million in 2008, $9 million in 2007, and $2 million in 2006.
At December 31, 2008, the gross amount of federal subsidies expected to be received in each of the next five years and in the aggregate for the five fiscal years thereafter was as follows:

						2014 &
(in Millions)	2009	2010	2011	2012	2013	thereafter	Total

Amount to be paid	$2	$—	$2	$2	$2	$6	$14
Grantor Trust
We maintain a Grantor Trust to fund other postretirement benefit obligations that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and we can revoke the trust subject to providing the MPSC with prior notification. We account for our investment at fair value with unrealized gains and losses recorded to earnings.
NOTE 13 — RELATED PARTY TRANSACTIONS
We have agreements with affiliated companies to provide transportation and storage services and for the purchase of natural gas. We have an agreement with a DTE Energy affiliate where we are charged for our use of their shared capital assets. Prior to March 31, 2007, under a service agreement with DTE Energy, various DTE Energy affiliates, including MichCon, provide corporate support services inclusive of various financial, auditing, tax, legal, treasury and cash management, human resources, information technology, and regulatory services, which were billed to DTE Energy corporate. As these functions essentially support the entire DTE Energy Company, total administrative and general expenses billed to DTE Energy corporate by MichCon and the other affiliates, along with certain interest and financing costs were then billed to various subsidiaries of DTE Energy, including MichCon. Subsequent to March 31, 2007, a new affiliate company was formed, DTE Energy Corporate Services, LLC, to accumulate the aforementioned corporate support services type expenses, which previously had been recorded on the various operating units of DTE Energy Company, including MichCon. These administrative and general expenses incurred by DTE Energy Corporate Services, LLC were then billed to various subsidiaries of DTE Energy, including MichCon. MichCon participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy.
The following is a summary of transactions with affiliated companies:

(in Millions)	2008	2007	2006
Revenues
Transportation and storage services	$2	$4	$9
Other services	3	2	4
Costs
Gas purchases	28	—	—
Other services and interest	22	17	13
Corporate expenses	134	132	68
Other
Dividends declared	37	50	50
Dividends paid	50	50	50
Capital contribution (1)	62	5	—

	December 31
(in Millions)	2008	2007
Assets
Accounts receivable (2)	$44	$41
Prepaid pension assets	136	325
Liabilities & Equity
Accounts payable (2)	26	33
Exchange gas payable	3	—
Short-term borrowings	30	—
Other liabilities
Accrued pension liability	13	7
Accrued postretirement liability	348	268
Dividends payable	—	13

(1)	Consists of $50 million representing a capital contribution from parent company and $12 million related to the transfer of four carbon dioxide processing facilities from an affliated company to MichCon.

(2)	Our accounts receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.